EXHIBIT 10.23

January 25, 2004

Michael E. Healy

Dear Michael,

We are pleased to offer you an “at-will” employment opportunity with Genesis Microchip Inc. (“Genesis” or the “Company”) as Senior Vice President of Finance reporting to Eric Erdman. Effective February 16, 2004, you will assume the additional role of Chief Financial Officer. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. In addition, your salary and benefits would only be reduced as part of a company-wide program where all similarly situated executives are treated in the same manner. The terms of our offer of employment are outlined below. Capitalized terms used in this letter, and not otherwise defined herein, shall have the meanings ascribed to them in the enclosed Change of Control Severance Agreement (the “Agreement”).

During your employment with the Company, your monthly gross salary will be $18,334 payable in accordance with the Company’s normal payroll practice (currently salary is paid semi-monthly) less applicable withholding taxes. You will also receive a $600 per month taxable car allowance (paid semi-monthly). You would also be eligible for participation in any applicable Corporate Bonus Plan beginning in our next fiscal year which commences April 1, 2004. Genesis will guarantee you a one-time minimum bonus of $80,000 at the end of 12 months of employment. However, if before you complete 12 months of employment Genesis either (i) implements a Corporate Bonus Plan where you participate and have a bonus target greater than or equal to $80,000, or (ii) there is a Change of Control, then your $80,000 bonus guarantee would be prorated. Proration, if required, would be calculated by dividing by 12 the number of full months you have been employed by the Company before Genesis either implements a Corporate Bonus Plan or there is a Change of Control, whichever is applicable, and multiply the resultant percentage by $80,000.

Furthermore, subject to the approval of the Board of Directors, you will be offered a stock option for 200,000 shares under our 2003 Stock Option Plan (copy attached). Please be aware that your stock option and other compensation information will be publicly disclosed pursuant to SEC or NASDAQ regulations. Your options are expected to be approved no later than the first Board of Directors Meeting after your date of hire. Our new hire stock options vest over 4 years from the date of grant. There is one year “cliff vesting,” meaning that at the end of one year of employment, you would be 25% vested in your option. Thereafter, 1/36 of your unvested options would vest each month over the remaining 36 months, subject to your continued employment on the applicable vesting date. You will be informed when your stock option has been approved and the option price.

On your date of hire, you and Genesis will execute the attached Agreement. You will also execute the attached Indemnification Agreement. During your first year of employment, if you are involuntarily terminated without Cause by the Chief Executive Officer of Genesis (excluding an involuntary termination with or without Cause by Eric Erdman), you will be entitled to receive the same benefits as described in Sections C(4)(a)(i) and 5 of the Agreement. During your second year of employment, if you are involuntarily terminated without Cause by the Chief Executive Officer of Genesis (excluding an involuntary termination with or without Cause by Eric Erdman), you will be entitled to receive the same benefits as described in Sections C(4)(a)(ii) and 5 of the Agreement.

One of the conditions of your employment with us is that you sign our Confidentiality Agreement, Code of Business Conduct and Ethics and Code of Ethics for Principal Executive and Senior Financial Officers. We have enclosed these documents herewith and would ask that you sign and return them, along with one copy of your acceptance of our offer, to Human Resources in the Alviso office. You may not begin employment with us until we receive a signed copy of these documents and a signed acceptance of this offer of employment.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and in performing your duties for the Company, you will not in any way utilize any such information.

Your employment with Genesis is at-will. This means that neither you nor Genesis has entered into a contract regarding the duration of your employment. You are free to terminate your employment with Genesis at any time, with or without reason. Likewise, Genesis has the right to terminate your employment, or otherwise discipline, transfer, demote you or otherwise alter the terms and conditions of your employment at any time, with or without cause, and with or without notice, at the discretion of Genesis.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with the Confidentiality Agreement and any other agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by the Interim Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by January 26, 2004 and is contingent upon you commencing your Genesis employment no later than February 4, 2004.

If you should have any questions, please feel free to contact us. We look forward to you joining the Genesis team!

Yours truly,

/s/ Eric Erdman

Eric Erdman Interim Chief Executive Officer

/s/ Michael E. Healy	1/25/04

Acceptance Signature: Michael E. Healy	Date

Start Date: February 4, 2004